Exhibit 99.2

PRESS RELEASE
For Immediate Distribution	Contact:	Intrepid Potash, Inc.
David W. Honeyfield
Phone: 303-296-3006

Intrepid Potash, Inc. Announces Exercise of Option to Purchase Additional Shares

Denver, Colorado; April 23, 2008 — Intrepid Potash, Inc. (NYSE:IPI) announced today that the underwriters of its initial public offering exercised their option to purchase an additional 4,500,000 shares of its common stock at $32.00 per share. The option was granted in connection with the company’s initial public offering of 30,000,000 shares of common stock, which priced on April 21, 2008.

Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are serving as joint-book running managers of the offering. RBC Capital Markets Corporation and BMO Capital Markets Corp. are co-managers of the offering.

The public offering is being made by means of a prospectus, copies of which may be obtained from:

•	Goldman, Sachs & Co. Prospectus Department, 85 Broad Street, New York, NY 10004 (telephone number: 212-902-1171);

•	Merrill Lynch & Co. Prospectus Department, 4 World Financial Center, New York, NY 10080 (telephone number: 866-500-5408); or

•	Morgan Stanley & Co. Incorporated, Attention: Prospectus Department, 180 Varick Street, New York, NY 10014 (telephone number: 866-718-1649) (email address: prospectus@morganstanley.com).

A registration statement relating to shares of common stock of Intrepid Potash, Inc. has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Intrepid Mining LLC, the parent company of Intrepid Potash, is the largest producer of potash in the U.S. and is dedicated to the production and marketing of potash and langbeinite, another mineral containing potassium. Intrepid Mining owns five active potash production facilities — three in New Mexico and two in Utah.

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The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Intrepid Potash, Inc. and its subsidiaries and affiliates (“Intrepid”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Intrepid believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including the statements referring to the prospects and future performance of Intrepid. Actual results could differ materially from those projected in Intrepid’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Intrepid’s filings with the Securities and Exchange Commission. Intrepid does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.